Exhibit 99.1
Solera Holdings, Inc. Reports Third Quarter 2015 Results
Third Quarter Revenues of $281.0 million, up 7.1% on a Reported Basis and up 17.2% on a Constant Currency Basis; Adjusted EBITDA up 2.4% on a Reported Basis and up 15.5% on a Constant Currency Basis;
Company Updates Guidance and Announces Quarterly Dividend
WESTLAKE, Texas, May 6, 2015/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry, today reported results for the third quarter of fiscal year 2015.
Results for the Third Quarter Ended March 31, 2015:
GAAP Results

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Revenues for the third quarter were $281.0 million, a 7.1% increase over the prior year third quarter revenues of $262.4 million. On a constant currency basis, revenues for the third quarter increased by approximately 17.2% over the prior year third quarter revenues;

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Net income attributable to Solera Holdings, Inc. for the third quarter was $29.1 million, a 46.5% increase over the prior year third quarter net income attributable to Solera Holdings, Inc. of $19.9 million.

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Diluted net income attributable to Solera Holdings, Inc. per common share for the third quarter was $0.43, a 53.6% increase over the prior year third quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.28.

“We posted total revenue growth of 17.2% on a constant currency basis and the highest third quarter revenue in our history of $281 million on a GAAP basis,” said Tony Aquila, Solera’s founder, Chairman and Chief Executive Officer. “We are also pleased to report that the UK’s Competition and Market Authority has cleared our acquisition of CAP Automotive, paving the way for the launch of the Digital Garage starting in the UK. Exciting additions to Solera’s vertical offerings like CAP and soon-to-be addition DME automotive support the roll-out of our risk and asset management platform, increase our content and fortify our digital transformation.”
Non-GAAP Results

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Adjusted EBITDA for the third quarter was $112.4 million, a 2.4% increase over the prior year third quarter Adjusted EBITDA of $109.8 million. On a constant currency basis, Adjusted EBITDA for the third quarter increased by 15.5% over the prior year third quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the third quarter was 40.0%, a 183 basis point decrease over the prior year third quarter Adjusted EBITDA margin of 41.8%. On a constant currency basis, Adjusted EBITDA margin for the third quarter was 41.2%, a 60 basis point decrease over the prior year third quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the third quarter was $49.9 million, a 10.5% decrease over the prior year third quarter Adjusted Net Income of $55.7 million;

•	Cash EPS for the third quarter was $0.74, a 7.5% decrease over the prior year third quarter Cash EPS of $0.80.
Business Statistics

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EMEA revenues were $131.3 million for the third quarter, representing a 1.0% decrease over the prior year third quarter. On a constant currency basis, EMEA revenues for the third quarter increased 16.5% over the prior year third quarter. After excluding the revenue of CAP Automotive ("CAP"), EMEA revenues decreased 9.0% over the prior year third quarter and, on a constant currency basis, increased 7.8% over the prior year third quarter;

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Americas revenues were $149.7 million for the third quarter, representing a 15.4% increase over the prior year third quarter. On a constant currency basis, Americas revenues for the third quarter increased 17.9% over the prior year third quarter. After excluding the revenues of the Insurance and Services Division of Pittsburgh Glass Works, LLC ("I&S"), Americas revenues increased 3.8% over the prior year third quarter and, on a constant currency basis, increased 6.4% over the prior year third quarter;

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Revenues from insurance company customers were $108.0 million for the third quarter, representing a 12.3% increase over the prior year third quarter. On a constant currency basis, revenues from insurance company customers for the third quarter increased 22.4% over the prior year third quarter;

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Revenues from collision and glass repair facility customers were $69.0 million for the third quarter, representing a 7.4% decrease over the prior year third quarter. On a constant currency basis, revenues from collision and glass repair facility customers for the third quarter increased 5.3% over the prior year third quarter;

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Revenues from independent assessors were $16.0 million for the third quarter, representing a 17.1% decrease over the prior year third quarter. On a constant currency basis, revenues from independent assessors for the third quarter increased 1.5% over the prior year third quarter;

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Revenues from service, maintenance and repair facilities customers, were $32.9 million for the third quarter, representing a 12.2% increase over the prior year third quarter on both an actual and constant currency basis.

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Revenues from automotive recycling, salvage, dealership and other customers were $55.1 million for the third quarter, representing a 27.9% increase over the prior year third quarter. On a constant currency basis, revenues from automotive recycling, salvage, dealership and other customers for the third quarter increased 36.8% over the prior year third quarter.

Fiscal Year 2015 Outlook:
We are updating our previous outlook for our full fiscal year ending June 30, 2015 announced on February 5, 2015 as follows:

	Previous Fiscal Year 2015 Outlook	Current Fiscal Year 2015 Outlook
Revenues	$1,130 million — $1,150 million	$1,125 million — $1,135 million
Net income attributable to Solera Holdings, Inc.	$21 million — $35 million	$57 million — $67 million
Adjusted EBITDA	$458 million — $472 million	$452 million — $462 million
Adjusted Net Income	$211 million — $221 million	$209 million — $216 million
Cash EPS	$3.09 — $3.24	$3.06 — $3.17
The current fiscal year 2015 outlook above assumes constant currency exchange rates from those currently prevailing, no further acquisitions of businesses, no further repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2014:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2013	$1.32	$1.55
Quarter ended December 31, 2013	1.36	1.62
Quarter ended March 31, 2014	1.37	1.65
Quarter ended June 30, 2014	1.37	1.68
Quarter ended September 30, 2014	1.33	1.67
Quarter ended December 31, 2014	1.25	1.58
Quarter ended March 31, 2015	1.13	1.52
During the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. Relative to the Euro and the Pound Sterling, the average U.S. dollar strengthened by 17.6% and 8.4%, respectively, which decreased our revenues and expenses for the three months ended March 31, 2015 relating to the Euro markets in which we transact business and the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.7 million and $23.7 million during the three and nine months ended March 31, 2015, respectively.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency by converting the current period results into U.S. dollars at the average exchange rates in effect for the same period from the prior year.

Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly dividend of $0.195 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on June 2, 2015 to stockholders and restricted stock unit holders of record at the close of business on May 20, 2015.
Earnings Conference Call:
We will host our third quarter ended March 31, 2015 earnings call today at 5.00 p.m. (Eastern Time) – May 6, 2015. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on May 20, 2015. A live audiocast will also be accessible to the public by calling (866) 953-6858 or from outside the U.S., (617) 399-3482. When prompted, the following access code is required: 29943785. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on May 20, 2015. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 82048340.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Revenues	$280,994	$262,416	$843,775	$719,360
Cost of revenues:
Operating expenses	69,556	57,524	210,524	162,033
Systems development and programming costs	26,444	25,094	77,826	66,302
Total cost of revenues (excluding depreciation and amortization)	96,000	82,618	288,350	228,335
Selling, general and administrative expenses (1)	88,976	78,684	246,444	214,878
Depreciation and amortization	41,662	33,960	119,028	88,657
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,826	3,347	4,716	4,457
Acquisition and related costs	9,049	10,824	31,859	28,307
Interest expense	34,075	25,634	90,668	81,093
Other (income) expense, net	(47,734)	(159)	(29,453)	62,061
	223,854	234,908	751,612	707,788
Income before provision for income taxes	57,140	27,508	92,163	11,572
Income tax provision	22,004	7,209	31,256	22,418
Net income (loss)	35,136	20,299	60,907	(10,846)
Less: Net income attributable to noncontrolling interests	5,990	406	14,949	6,623
Net income (loss) attributable to Solera Holdings, Inc.	$29,146	$19,893	$45,958	$(17,469)
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$0.43	$0.29	$0.67	$(0.26)
Diluted	$0.43	$0.28	$0.66	$(0.26)
Dividends paid per share	$0.195	$0.17	$0.585	$0.51
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	67,165	68,887	67,927	68,848
Diluted	67,530	69,455	68,334	68,848

(1) Includes share-based compensation expense of $12.6 million and $8.7 million for the three months ended March 31, 2015 and 2014, respectively, and $26.9 million and $28.1 million for the nine months ended March 31, 2015 and 2014, respectively.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net income (loss)	35,136	20,299	60,907	(10,846)
Add: Income tax provision	22,004	7,209	31,256	22,418
Net income before income tax provision	57,140	27,508	92,163	11,572
Add: Depreciation and amortization	41,662	33,960	119,028	88,657
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,826	3,347	4,716	4,457
Add: Acquisition and related costs	9,049	10,824	31,859	28,307
Add: Litigation related expenses	3,841	—	6,130	586
Add: Interest expense	34,075	25,634	90,668	81,093
Add: Other (income) expense, net	(47,734)	(159)	(29,453)	62,061
Add: Stock-based compensation expense	12,590	8,697	26,902	28,095
Adjusted EBITDA	$112,449	$109,811	$342,013	$304,828

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net income (loss) attributable to Solera Holdings, Inc.	29,146	19,893	45,958	(17,469)
Add: Income tax provision	22,004	7,209	31,256	22,418
Net income attributable to Solera Holdings, Inc. before income tax provision	51,150	27,102	77,214	4,949
Add: Amortization of acquisition-related intangibles	30,602	25,383	86,842	63,792
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,826	3,347	4,716	4,457
Add: Acquisition and related costs	9,049	10,824	31,859	28,307
Add: Litigation related expenses	3,841	—	6,130	586
Add: Other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments	(41,612)	(15)	(22,955)	62,585
Add: Stock-based compensation expense	12,590	8,697	26,902	28,095
Adjusted Net Income before income tax provision	67,446	75,338	210,708	192,771
Less: Assumed provision for income taxes	(17,536)	(19,588)	(54,784)	(50,120)
Adjusted Net Income	$49,910	$55,750	$155,924	$142,651
Cash EPS:
Basic	$0.74	$0.81	$2.30	$2.07
Diluted	$0.74	$0.80	$2.28	$2.06
Weighted-average shares used in the calculation of Cash EPS:
Basic	67,165	68,887	67,927	68,848
Diluted	67,530	69,455	68,334	69,332

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2015 AND JUNE 30, 2014
(In thousands, except per share amounts)
(Unaudited)

	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$395,430	$837,751
Accounts receivable, net of allowance for doubtful accounts of $3,976 and $5,098 at March 31, 2015 and June 30, 2014, respectively	148,452	153,150
Other receivables	26,956	23,002
Other current assets	45,521	35,594
Deferred income tax assets	38,866	8,184
Total current assets	655,225	1,057,681
Property and equipment, net	87,963	76,977
Goodwill	1,865,496	1,574,937
Intangible assets, net	829,759	584,756
Other noncurrent assets	86,154	13,012
Noncurrent deferred income tax assets	84,208	92,723
Total assets	$3,608,805	$3,400,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,821	$37,413
Accrued expenses and other current liabilities	265,857	216,828
Income taxes payable	31,408	15,179
Deferred income tax liabilities	4,475	13,332
Total current liabilities	339,561	282,752
Long-term debt	2,283,045	1,867,808
Other noncurrent liabilities	54,634	63,433
Noncurrent deferred income tax liabilities	130,706	106,295
Total liabilities	2,807,946	2,320,288
Redeemable noncontrolling interests	416,331	382,298
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 67,081 and 68,552 issued and outstanding as of March 31, 2015 and June 30, 2014, respectively	594,922	629,247
Retained earnings (accumulated deficit)	(7,195)	71,417
Accumulated other comprehensive loss	(212,815)	(12,688)
Total Solera Holdings, Inc. stockholders’ equity	374,912	687,976
Noncontrolling interests	9,616	9,524
Total stockholders’ equity	384,528	697,500
Total liabilities and stockholders’ equity	3,608,805	3,400,086

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE NINE MONTHS ENDED MARCH 31, 2015 AND 2014
(In thousands)
(Unaudited)

	Nine Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$151,284	$219,479
Net cash used in investing activities	(829,665)	(369,279)
Net cash provided by financing activities	252,855	426,327
Effect of foreign currency exchange rate changes on cash and cash equivalents	(16,795)	4,443
Net change in cash and cash equivalents	(442,321)	280,970
Cash and cash equivalents, beginning of period	837,751	464,239
Cash and cash equivalents, end of period	$395,430	$745,209

Supplemental cash flow information:
Cash paid for interest	$60,963	$61,538
Cash paid for income taxes	$51,337	$33,271

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$623	$296
Accrued contingent purchase consideration	$11,314	$1,469

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

	Q3 FY15	Q2 FY15	Q3 FY14	Sequential Change	Year/Year Change
As Reported Total Revenue Growth

Consolidated Group	7.1%	18.3%	22.3%	(11.2)%	(15.2)%
Americas	15.4%	33.2%	41.6%	(17.8)%	(26.2)%
EMEA	(1.0)%	5.4%	7.9%	(6.4)%	(8.9)%

	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14
As Reported Total Revenue Growth

Consolidated Group	7.1%	18.3%	28.5%	22.6%	22.3%
Americas	15.4%	33.2%	50.1%	35.8%	41.6%
EMEA	(1.0)%	5.4%	11.4%	11.9%	7.9%

	Q3 FY15	Q2 FY15	Q3 FY14	Sequential Change	Year/Year Change
Constant Currency Total Revenue Growth (1)

Consolidated Group	17.2%	23.8%	21.9%	(6.6)%	(4.7)%
Americas	17.9%	35.1%	44.7%	(17.2)%	(26.8)%
EMEA	16.5%	14.0%	5.0%	2.6%	11.6%

	Q3 FY15	Q2 FY15	Q3 FY14	Sequential Change	Year/Year Change
Constant Currency Organic Revenue Growth (2)

Consolidated Group	5.4%	7.9%	5.6%	(2.6)%	(0.3)%
Americas	6.1%	10.6%	8.6%	(4.5)%	(2.5)%
EMEA	4.6%	5.6%	3.5%	(1.0)%	1.2%

	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14
Constant Currency Total Revenue Growth (1)

Consolidated Group	17.2%	23.8%	28.1%	20.6%	21.9%
Americas	17.9%	35.1%	50.8%	37.4%	44.7%
EMEA	16.5%	14.0%	10.2%	7.0%	5.0%

	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14	Q3 FY14
Constant Currency Organic Revenue Growth (2)

Consolidated Group	5.4%	7.9%	4.7%	4.7%	5.6%
Americas	6.1%	10.6%	3.1%	3.3%	8.6%
EMEA	4.6%	5.6%	6.0%	5.7%	3.5%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace including the global P&C insurance industry. Solera is active in over 70 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; HPI, CarweB and CAP Automotive in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the company's website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our launch of the Digital Garage and roll-out of the risk and asset management platform; our pending acquisition of DME automotive; our transformation from a vehicle collision claims processing business to a risk and asset management business for the vehicle and home; our expectations regarding our prospects and business outlook for fiscal year 2015; our expectations and beliefs regarding changes in foreign currency exchange rates; statements about our operating performance, including revenue, Adjusted EBITDA, and acquisitions; and statements about dividends, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; our acquisition of DME automotive may not be completed; the failure to realize the expected benefits of the DME automotive acquisition; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; risks associated with a diversified business; successful integration of acquired businesses that operate in industries outside of our core market; we may not complete any subsequent acquisitions of additional equity interests of SRS; the failure to realize the expected benefits from our joint venture with Welsh, Carson, Anderson & Stowe or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of the closing purchase price, call price or put prices;  rapid technology changes in our industries, which could affect customer decisions regarding the purchase of our software and services; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our reliance on third-party information for our software and services; our dependence on a limited number of key personnel; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2014. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Financial Measures
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During the three and nine months ended March 31, 2015 and 2014, we assumed a 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

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Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share.

SOURCE Solera Holdings, Inc.
+1-858-946-1676,
investor.relations@solerainc.com